Exhibit 4.1

SUBORDINATED PROMISSORY NOTE

$3,000,000.00	Honolulu, Hawaii
Date: September 30, 2016
FOR VALUE RECEIVED, PACIFIC OFFICE PROPERTIES, L.P., a Delaware limited partnership (the “Maker”), hereby promises to pay to the order of SHIDLER EQUITIES L.P., a Hawaii limited partnership (together with its successors and, subject to Section 13, assigns, the “Holder”), in the manner hereinafter provided, the principal sum of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00), as it may be increased pursuant to the terms hereof, in immediately available funds and in lawful money of the United States of America, together with interest thereon, all in accordance with the provisions hereinafter specified.
1.    Accrual of Interest. Interest shall accrue on the outstanding principal amount hereof (including, without limitation, any PIK Principal, as hereafter defined) at a rate equal to five percent (5%) per annum. Interest shall be calculated hereunder on the basis of the actual number of days elapsed and a year comprised of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be.
2.    Payment of Interest. Commencing on December 31, 2016, the Maker shall pay interest on this Subordinated Promissory Note (the “Note”) quarterly in arrears on each of March 31, June 30, September 30 and December 31 of each calendar year and on the Maturity Date (as hereafter defined), or, if any such day is not a business day, on the immediately preceding business day (each, an “Interest Payment Date”), to the Holder. Interest payable on this Note shall be paid on each Interest Payment Date, at the election of the Maker, (a) in cash or (b) in kind, in which event the Holder shall be deemed to have advanced additional principal to the Maker hereunder in the amount of such interest paid in kind, the proceeds of such advance shall be deemed to have been applied to the payment of such interest, and the amount of the principal outstanding under this Note shall be increased by the amount of such interest payment on such Interest Payment Date and interest shall thereafter accrue on the increased principal amount. The aggregate sum by which the principal outstanding under this Note shall have been increased from time to time pursuant to this Section 2 is referred to herein as the “PIK Principal.” Notwithstanding the foregoing, on the Maturity Date, all accrued but unpaid interest shall be paid in full in cash by the Maker.
3.    Maturity.
(a)    Subject to the further provisions of this Section 3, the “Maturity Date” shall be the earlier to occur of (x) December 31, 2016 (or, if later, the maturity date of indebtedness under the Credit Agreement (as hereinafter defined), but in any event not later than December 31, 2017), and (y) the date as of which the Maker has fully satisfied, or is released from, any and all liability (actual, contingent or otherwise) under that certain Indemnification Agreement dated as of September 2, 2009 between the Maker and the Holder (as the same has been or may be amended, restated, supplemented, modified or extended from time to time). Notwithstanding the foregoing, the Holder may, at its option upon provision of written notice to the Maker, accelerate the Maturity Date of this Note upon the occurrence of an Event of Default; provided, however, that, if an Insolvency Event (as defined below) shall occur with respect to the Maker, the outstanding principal balance of this Note, including, without limitation, the amount of any PIK Principal, together with accrued and unpaid interest thereon, and all other obligations and indebtedness owing hereunder shall become immediately due and payable without any notice, declaration or other act on the part of the Holder. On the Maturity Date, the Maker shall pay to the Holder the sum of the outstanding principal balance of this Note, including, without limitation, the amount of any PIK Principal, together with accrued and unpaid interest thereon, and all other obligations and indebtedness owing hereunder, if not sooner paid.

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(b)    Notwithstanding anything to the contrary contained in this Note, in the event that there is consummated at any time, whether in one or more transactions, (i) the public offering of some or all of the Surviving Corporation Common Stock (as defined in that certain Master Formation and Contribution Agreement, dated October 3, 2006, as amended, between POP Venture, LLC, a Delaware limited liability company, and Arizona Land Income Corporation, an Arizona corporation (the “Master Formation Agreement”)) underwritten by a nationally recognized investment bank pursuant to which the Surviving Corporation (as defined in the Master Formation Agreement) receives aggregate gross proceeds of at least seventy-five million dollars ($75,000,000), (ii) the sale of all or substantially all of the assets of the Surviving Corporation or its directly or indirectly wholly-owned subsidiaries, or (iii) the merger or consolidation of the Surviving Corporation with any other entity, the Maturity Date shall accelerate to the date of such consummation.
4.    Prepayment. This Note may be prepaid in cash in whole or in part at any time without notice, premium or a prepayment fee. Any prepayment of principal shall be accompanied by payment in cash of any interest, if any, accrued and unpaid through the date of such prepayment.
5.    Application of Payments. Payments hereunder shall be applied first to any amount owed other than principal or interest, second to interest and last to principal (including, without limitation, any PIK Principal) outstanding hereunder, except that if the Holder has incurred any cost or expense in connection with the enforcement or collection of the obligations of the Maker hereunder, the Holder shall have the option of applying any monies received from the Maker to payment of such costs or expenses plus interest thereon before applying any of such monies to any interest or principal then due.
6.    No Security. This Note is an unsecured obligation of the Maker and no lien, pledge, security interest or other encumbrance is being granted with respect to any property in connection with the obligations hereunder. The Holder shall have full recourse against the Maker and all of its assets for the payment of the obligations evidenced by this Note, including, without limitation, the principal (including, without limitation, any PIK Principal) and any interest that has accrued thereon.
7.    Events of Default. Each of the following acts, events or circumstances shall constitute an Event of Default (each an “Event of Default”) hereunder:
(a)    the Maker shall default in the payment when due (in accordance with the terms of the Note) of any principal (including, without limitation, PIK Principal), interest or other amounts owing hereunder, and such default is not cured within ten (10) business days after the date on which the Holder provides the Maker with notice thereof;
(b)    the Maker shall default upon any of the other material terms of this Note, and such default is not cured within ten (10) business days after the date on which the Holder provides the Maker with notice thereof;
(c)    the Maker shall (i) fail to pay any principal or interest due in respect of any indebtedness (other than in respect of this Note) or any payment in respect of any indemnification obligation of the Maker, in each case, when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness or indemnification obligation, or (ii) fail to perform or observe any other covenant, term, condition or agreement relating to any such indebtedness or indemnification obligation contained in any instrument or agreement evidencing or relating thereto, or any other event occurs or condition exists, the effect of which failure or other event or condition is to cause, or to permit the holder or beneficiary of any such indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice, if required, such indebtedness to become due prior to its

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stated maturity (or, in the case of any such indemnification obligation, to become payable); or any such indebtedness is declared to be due and payable, or required to be prepaid, redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
(d)    an Insolvency Event shall occur with respect to the Maker.
    For this purpose, the term “Insolvency Event” shall mean any of the following: (i) the Maker shall commence a voluntary case concerning itself under any bankruptcy, insolvency or similar laws or statutes (including, without limitation, Title 11 of the United States Code, as amended, supplemented or replaced) (collectively, the “Bankruptcy Code”); (ii) an involuntary case under the Bankruptcy Code is commenced against the Maker and is not dismissed within ninety (90) days; (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the properties of the Maker; (iv) the Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Maker; (v) there is commenced against the Maker any such proceedings; (vi) any order of relief or other order approving any such case or proceeding is entered; (vii) the Maker is adjudicated insolvent or bankrupt; (viii) the Maker makes a general assignment for the benefit of creditors; or (ix) the Maker shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing.
8.    Remedies; Cumulative Rights. In addition to the rights provided under this Section 8 or elsewhere in this Note, the Holder shall also have any other rights that the Holder may have been afforded under any contract or agreement at any time and any other rights that the Holder may have pursuant to applicable law. No delay on the part of the Holder in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.
    No extensions of time of the payment of this Note or any other modification, amendment or forbearance made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the liability of any co-borrower, endorser, guarantor or any other person with regard to this Note, either in part or in whole. No failure on the part of the Holder to exercise any right or remedy hereunder, whether before or after the occurrence of a default, shall constitute a waiver thereof, and no waiver of any past default shall constitute a waiver of any future default or of any other default. No failure to accelerate the debt evidenced hereby by reason of an Event of Default hereunder or acceptance of a past due installment, or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or to impose late payment charges, or shall be deemed to be a novation of this Note or any reinstatement of the debt evidenced hereby, or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right which the Holder or any holder hereof may have, whether by the laws of any State, by agreement or otherwise, and none of the foregoing shall operate to release, change or affect the liability of the Maker under this Note, and the Maker hereby expressly waives (to the extent allowed by law) the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing.
9.    Waivers. Except for the notices expressly required by the terms of this Note (which rights to notice are not waived by the Maker), the Maker, for itself and its successors and assigns, hereby forever waives presentment, protest and demand, notice of protest, demand, dishonor and non-payment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and waive and renounce (to the extent allowed by law), all rights to the benefits of any statute of limitations and any moratorium, appraisement, and exemption now allowed or which may

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hereby be provided by any federal or state statute or decisions against the enforcement and collection of the obligations evidenced by this Note and any and all amendments, substitutions, extensions, renewals, increases, and modifications hereof.
10.    Attorneys’ Fees. The Maker agrees to pay all reasonable costs and expenses of the Holder incurred in connection with: (a) any collection and enforcement of this Note, whether or not any lawsuit or proceeding is ever filed with respect hereto, and (b) negotiation and documentation of any subordination agreement relating hereto, in each case, when such costs and expenses are incurred, including, without limitation, the Holder’s reasonable attorneys’ fees and legal and court costs, including, without limitation, any incurred on appeal or in connection with bankruptcy or insolvency.
11.    Severability; Invalidity. The Maker and the Holder intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provisions, provision, or portion of any provision, in this Note is found by a court of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, or administrative or judicial decision, or public policy, and if such court would declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force and effect to the fullest possible extent they are legal, valid and enforceable, and the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were severable and not contained herein, and the rights, obligations and interest of the Maker and the Holder hereof under the remainder of this Note shall continue in full force and effect.
12.    Usury. All terms, conditions and agreements herein are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the holders hereof for the use, forbearance or detention of the money advanced hereunder exceed the highest lawful rate permissible under applicable laws. If, from any circumstances whatsoever, fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if under any circumstances the holder hereof shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to reduction of the unpaid principal balance due hereunder and not to the payment of interest.
13.    Assignment. Neither the Maker nor the Holder may transfer or assign its rights or, in the case of the Maker, delegate any of its obligations hereunder, without the prior written consent of the other party. This Note shall accrue to the benefit of the Holder and its successors and permitted assigns and shall be binding upon the undersigned and its successors and permitted assigns.
14.    Replacement of Note. If the Maker receives evidence to its reasonable satisfaction of the destruction, loss or theft of this Note, the Maker shall promptly issue a replacement Note to the Holder. If required by the Maker, the Holder shall provide an agreement to indemnify the Maker, which in the reasonable judgment of the Maker, is sufficient to protect the Maker from any loss that it may suffer if a lost, stolen or destroyed Note is replaced and the original Note is thereafter presented for payment.
15.    Notices. Any notices required or permitted to be given under the terms of this Note shall be sent or delivered personally or by courier (including a recognized, receipted overnight delivery service) or by facsimile (with a copy sent by a recognized, receipted overnight delivery service) and shall be effective upon

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receipt, if delivered personally or by courier (including a recognized, receipted overnight delivery service) or by facsimile, in each case addressed to a party.

If to the Maker:

Pacific Office Properties, L.P.
841 Bishop Street, Suite 1700
Honolulu, Hawaii 96813
Attention: Chief Financial Officer

If to Holder:

Shidler Equities L.P.
841 Bishop Street, Suite 1700
Honolulu, Hawaii 96813

16.    Amendment. The provisions of this Note may be amended only by a written instrument signed by the Maker and the Holder.
17.    Subordination. Notwithstanding anything to the contrary contained herein, this Note and the indebtedness evidenced hereby shall be subordinate in right of payment to all trade obligations incurred in the ordinary course of business (each creditor thereof, together with its successors, assigns and subrogees, a “Senior Lender”) of the Maker (“Senior Debt”), regardless of any security held by any Senior Lender in respect of its Senior Debt, without the need for any further documentation between or among, the Maker, the Holder or any Senior Lender. Except as agreed by the Holder or for the Senior Debt, the Maker shall not incur any material indebtedness in respect of borrowed money after the date hereof which shall rank senior to or pari passu with respect to this Note as to the payment of principal or interest.
18.    Governing Law. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF ALL PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE.
19.    Jurisdiction; Waiver of Jury Trial. ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE SHALL BE FILED, TRIED AND LITIGATED IN THE STATE AND FEDERAL COURTS LOCATED IN HONOLULU, HAWAII, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF AND VENUE IN SUCH COURTS, AND WAIVE ANY OBJECTION TO SUCH VENUE BASED ON INCONVENIENT FORUM. THE MAKER WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, INCLUDING CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE MAKER HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES THE AFORESAID TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Remainder of Page Intentionally Left Blank]

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EXECUTED AND DELIVERED as of the date written below.

Dated as of September 30, 2016

PACIFIC OFFICE PROPERTIES, L.P.

By:	Pacific Office Properties Trust, Inc.,
a Maryland corporation, its general partner

By: /s/ Lawrence J. Taff
Name:    Lawrence J. Taff
Title:     Chief Executive Officer

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